Exhibit 15.1

August 29, 2002

Cendant Corporation
9 West 57th Street
New York, New York

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Cendant Corporation and subsidiaries for the periods ended March 31, 2002 and 2001 and June 30, 2002 and 2001, as indicated in our reports dated May 9, 2002 and August 12, 2002, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and on Form 10-Q/A for the quarter ended June 30, 2002, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    Deloitte & Touche LLP
New York, New York